Exhibit 10.3

MASTER SUBSERVICING AGREEMENT,

dated as of February 10, 2012

between

HLSS HOLDINGS, LLC, as Servicer

and

OCWEN LOAN SERVICING, LLC, as Subservicer

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Compliance with Gramm-Leach-Bliley and Privacy Laws

MASTER SUBSERVICING AGREEMENT

This MASTER SUBSERVICING AGREEMENT, dated as of February 10, 2012, is by and between HLSS HOLDINGS, LLC, a Delaware limited liability company (“Servicer”), and OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (“Ocwen”).

RECITALS:

WHEREAS, Servicer may from time to time be obligated to service certain residential mortgage loans subject to the terms of one or more pooling and servicing agreements or other servicing agreements; and

WHEREAS, Servicer desires Ocwen from time to time to act as subservicer with respect to some or all of such pooling and servicing agreements or other servicing agreements and Ocwen desires to act as subservicer with respect to some or all of such pooling and servicing agreements or other servicing agreements, upon the terms and conditions set forth in this Agreement and in the related Subservicing Supplement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Servicer and Ocwen agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth or referenced below:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling, “controlled by” and “under common control with”), as applied to any Person, means ownership of 25% or more of the outstanding voting securities of such Person.

“Agreement” means this Master Subservicing Agreement, including all exhibits, schedules and other attachments hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Ancillary Income” means, with respect to any Subject Servicing Agreement, any and all income, revenue, fees, expenses, charges or other monies that Servicer is entitled to receive, collect or retain as servicer pursuant to such Subject Servicing Agreement (other than Servicing Fees, Prepayment Interest Excess and earnings received on amounts on deposit in any Custodial Account or Escrow Account), including fees payable to servicer under HAMP or other governmental programs, late fees, fees and charges for dishonored checks (insufficient funds fees), pay-off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against the related Mortgagors, to the extent payable to Servicer under the terms of the related Mortgage Loan Documents and such Subject Servicing Agreement.

“Applicable Law” means (i) all applicable laws, statutes, regulations or ordinances in force and as amended from time to time; (ii) the common law as applicable from time to time; (iii) all applicable binding court orders, judgments or decrees; and (iv) all applicable directives, policies, rules or orders; each of (i) through (iv) of any Governmental Authority.

“Base Subservicing Fee” has the meaning, with respect to each Subject Servicing Agreement, set forth in the related Subservicing Supplement.

“Book Value” means, with respect to Servicer’s mortgage servicing rights related to any Subject Servicing Agreement, as of a specified date, an amount equal to the amortized book value of such mortgage servicing rights on Servicer’s financial statements as of such date.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of Florida, the State of Illinois, the State of Georgia or the State of New York are closed.

“Clearing Account” means one or more of those certain accounts established by Ocwen for the receipt of collections from mortgagors which are held in trust and off balance sheet.

“Confidential Information” has the meaning specified in Section 7.1(a).

“Corporate Advance” means any “Corporate Advance” or “Servicing Advance” (as defined in the applicable Subject Servicing Agreement, as applicable, or any other similar term therein) or, to the extent not so defined therein, customary and reasonable out-of-pocket expenses incurred in connection with a default, delinquency or other event relating to a Mortgage Loan and, in each case, made in accordance with the applicable Subject Servicing Agreement and for which Servicer has a right of reimbursement under the applicable Subject Servicing Agreement.

“Custodial Account” means, with respect to any Subject Servicing Agreement, any custodial account required to be maintained by Servicer pursuant to such Subject Servicing Agreement.

“Disclosing Party” has the meaning specified in Section 7.1(a).

“Enforceability Exceptions” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Escrow Account” means, with respect to any Subject Servicing Agreement, any escrow account required to be maintained by Servicer pursuant to such Subject Servicing Agreement.

Master Subservicing Agreement

“Escrow Advance” means any “Escrow Advances” (as defined in the applicable Subject Servicing Agreement or any other similar term therein) or, to the extent not so defined therein, advances in respect of real estate taxes and assessments or of hazard, flood or primary mortgage insurance premiums, required to be paid (but not otherwise paid) by or on behalf of the related Mortgagor under the terms of the related Mortgage Loan for which Servicer has a right of reimbursement under the applicable Subject Servicing Agreement.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“FHA” means the Federal Housing Administration, or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GLB Act” has the meaning specified in Section 7.1(b).

“Governmental Authority” means any national, federal, state, provincial, local or foreign government or subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any national, federal, state, provincial, local or foreign government.

“HAMP” means the Home Affordable Modification Program implemented by the U.S. Department of the Treasury, as the same may be modified from time to time.

“Indemnified Person” shall mean a Servicer Indemnified Party or an Ocwen Indemnified Party, as the case may be.

“Indemnifying Person” shall mean Ocwen pursuant to Section 8.3(a) or Servicer pursuant to Section 8.3(b), as the case may be.

“Judgments” means any judgments, injunctions, orders, decrees, writs, rulings or awards of any Governmental Authority of competent jurisdiction.

“Legal Requirement” has the meaning specified in Section 7.1(d).

“Lien” means, for any property or asset of a Person, any lien, security interest, mortgage, pledge or encumbrance in, of or on such property or asset in favor of any other Person.

“Loss” or “Losses,” in respect of any matter, event or circumstance, means any and all liabilities, claims, obligations, damages, awards, Judgments, losses, settlement payments, reasonable costs and reasonable expenses (including reasonable attorney’s and paralegal fees), fines or penalties.

“Material Adverse Effect” means any effect, event, circumstance, development or change, individually or in the aggregate, which has or is reasonably likely to have, a material adverse effect on (i) the ability of Ocwen to perform its obligations under this Agreement, any Subservicing Supplement or any Subject Servicing Agreement or (ii) the validity or enforceability of this Agreement or any Subservicing Supplement.

Master Subservicing Agreement

“Monthly Servicing Oversight Report” means a report with respect to all of the Subject Servicing Agreements and related Mortgage Loans in such form as may be agreed to by Servicer and Ocwen from time to time.

“Monthly Remittance Report” means, with respect to each Subject Servicing Agreement, a report in such form as may be agreed to by Servicer and Ocwen from time to time.

“Monthly Reporting Date” has the meaning, with respect to each Subject Servicing Agreement, specified in the related Subservicing Supplement.

“Mortgage” means, with respect to any Mortgage Loan, any mortgage, deed of trust or other instrument securing any relate Mortgage Note, which created a lien on the related Mortgaged Property.

“Mortgage Loan” means any mortgage loan or home equity line of credit which is serviced by Servicer pursuant to the terms of a Subject Servicing Agreement, and for which Ocwen has been engaged as a subservicer pursuant to the terms of this Agreement and a Subservicing Supplement, each as identified on the related Mortgage Loan Schedule.

“Mortgage Loan Documents” means, with respect to any Mortgage Loan, the related Mortgage Note, Mortgage and other agreements entered into in connection with such Mortgage Loan.

“Mortgage Loan Schedule” means the schedule of Mortgage Loans which Ocwen shall subservice pursuant to a Subservicing Supplement and this Agreement, which shall be delivered in electronic format by Servicer to Ocwen pursuant to the terms of this Agreement.

“Mortgage Note” means, with respect to any Mortgage Loan, any note or other evidence of the indebtedness of the related Mortgagor secured by a Mortgage.

“Mortgaged Property” means, with respect to each Mortgage Loan, any real property (or leasehold estate, if applicable) securing repayment of the related Mortgage Note.

“Mortgagor” means, with respect to any Mortgage Loan, any obligor on such Mortgage Loan.

“Ocwen” has the meaning set forth in the Preamble.

“Ocwen Indemnified Party” has the meaning specified in Section 8.3(b).

“Ocwen Project Manager” has the meaning set forth in Section 5.17.

“Performance Fee” has the meaning, with respect to each Subject Servicing Agreement, set forth in the related Subservicing Supplement.

Master Subservicing Agreement

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“P&I Advance” means any “P&I Advances,” “Monthly Advances” (each as defined in the applicable Subject Servicing Agreement or any other similar term therein) or, if not defined therein, advances in respect of principal or interest for which Servicer has a right of reimbursement under the applicable Subject Servicing Agreement.

“Prepayment Interest Excess” means with respect to each Mortgage Loan that was the subject of a principal prepayment, the amount of interest, if any, that is payable with respect to such principal prepayment to the extent such amount is payable to the Servicer as additional servicing compensation pursuant to the related Subject Servicing Agreement.

“Privacy Laws” has the meaning specified in Section 7.1(b).

“Proceeding” means an action, suit or legal, administrative, arbitral or alternative dispute resolution proceeding.

“Receiving Party” has the meaning specified in Section 7.1(a).

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the U.S. Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506—1,631 (Jan. 7, 2005)) or by the staff of the U.S. Securities and Exchange Commission, or as may be provided by the U.S. Securities and Exchange Commission or its staff from time to time.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees and agents.

“Scheduled Termination Date” has the meaning, with respect to each Subject Servicing Agreement, set forth in the related Subservicing Supplement.

“Securitization Transaction” means, with respect to each Subject Servicing Agreement, the securitization transaction identified in the related Subservicing Supplement pursuant to which the Mortgage Loans subject to such Subject Servicing Agreement were securitized.

“Security Event” has the meaning specified in Section 7.1(e).

“Servicer” has the meaning set forth in the Preamble.

“Servicer Indemnified Party” has the meaning specified in Section 8.3(a).

“Servicer Retained Obligation” means, with respect to any Subject Servicing Agreement, any obligation of the Servicer under such Subject Servicing Agreement that is designated in the related Subservicing Supplement as a “Servicer Retained Obligation” together with any servicing obligation that Servicer has notified Ocwen in writing (which notice has not been withdrawn by Servicer in writing) is a “Servicer Retained Obligation”.

Master Subservicing Agreement

“Servicing Advance” means any Corporate Advance, Escrow Advance or P&I Advance.

“Servicing Advance Account” means, with respect to any Servicing Advance Facility, an account into which reimbursements of Servicing Advances funded pursuant to such Servicing Advance Facility are required to be deposited.

“Servicing Advance Facility” means, with respect to each Subject Servicing Agreement, any financing arrangement entered into by Servicer to finance Servicing Advances made pursuant to such Subject Servicing Agreement.

“Servicing Fees” means all compensation payable to Servicer under the Subject Servicing Agreements, including each “Servicing Fee” payable based on a percentage of the outstanding principal balance of the Mortgage Loans, but excluding all Ancillary Income, Prepayment Interest Excess and earnings received on amounts on deposit in any Custodial Account or Escrow Account.

“Subservicing Supplement” has the meaning set forth in Section 2.1.

“Servicing Transfer Date” means, with respect to each Subject Servicing Agreement, the “Servicing Transfer Date” set forth in the related Subservicing Supplement.

“Servicing Transfer Procedures” means, with respect to any Subject Servicing Agreement, the servicing transfer procedures set forth in the related Subservicing Supplement.

“Subcontractor” means, except for any Vendor, any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of mortgage loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of Ocwen.

“Subject Servicing Agreement” means each pooling and servicing agreement or other servicing agreement identified as a “Subject Servicing Agreement” in a Subservicing Supplement and with respect to which this Agreement has not been terminated pursuant to Article 9.

“Subservicing Termination Date” has the meaning set forth in Section 9.4.

“Termination Event” means the occurrence of any one or more of the following events (whatever the reason for the occurrence of such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Ocwen fails to remit any payment required to be made under the terms of this Agreement or any Subservicing Supplement (to the extent not resulting solely from Servicer failing to make a payment or Servicing Advance required by Servicer under this Agreement or such Subservicing Supplement), which continues unremedied for a period of one (1) Business Day after the date on which written notice of such failure shall have been given to Ocwen by Servicer;

Master Subservicing Agreement

(b) Ocwen fails to deliver any required information or report that is complete in all material respects pursuant to this Agreement or any Subservicing Supplement in the manner and time frame set forth therein, which failure continues unremedied for a period of two (2) Business Days after the date on which written notice of such failure shall have been given to Ocwen by Servicer;

(c) Ocwen fails to observe or perform in any material respect any other covenant or agreement of Ocwen set forth in this Agreement or any Subservicing Supplement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, shall have been given to Ocwen by Servicer; provided however, in the event that any such default is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty-day cure period set forth above;

(d) A material breach by Ocwen of any representation and warranty made by it in this Agreement or any Subservicing Supplement, which breach continues unremedied for a period of thirty (30) days after the date on which written notice of such breach shall have been given to Ocwen by the Servicer; provided, however, in the event that any such breach is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(e) Ocwen fails to maintain residential primary servicer ratings for subprime loans of at least “Average” by Standard & Poor’s Rating Services, a division of Standards & Poor’s Financial Services LLC (or its successor in interest), “SQ3-” by Moody’s Investors Service, Inc. (or its successor in interest) and “RPS3-” and “RSS3-” by Fitch Ratings (or its successor in interest);

(f) Ocwen ceases to be a Fannie Mae, Freddie Mac or FHA approved servicer;

(g) the occurrence of a Material Adverse Effect;

(h) any of the conditions specified in the applicable “Servicer Default”, “Servicer Event of Default,” “Event of Default,” “Servicing Default” or “Servicer Event of Termination” or similar sections of any Subject Servicing Agreement or Underlying Document shall have occurred with respect to Servicer for any reason not caused by Servicer (other than as a result of any delinquency or loss trigger which was already triggered as of the Servicing Transfer Date with respect to such Subject Servicing Agreement); provided that Ocwen shall be entitled to any cure period applicable to the Servicer as may be set forth in such Subject Servicing Agreement;

(i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Ocwen and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days;

Master Subservicing Agreement

(j) Ocwen shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Ocwen or of or relating to all or substantially all of its property; or

(k) Ocwen shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

“Underlying Documents” means each operative document or agreement executed in connection with each Securitization Transaction which is binding upon Servicer, as servicer.

“Vendor” means any vendor, subcontractor or other Person that is not a Subcontractor of any Mortgage Loans and who only performs servicing obligations hereunder for Ocwen under the direction or authority of Ocwen and that either (i) does not perform one or more discrete functions identified in Item 1122(d) of Regulation AB or (ii) would not be required to be separately identified as a subservicer or vendor in a servicing assessment or attestation under Item 1122 of Regulation AB with respect to Ocwen.

ARTICLE 2

SUBSERVICING

2.1 Subservicing Supplements. Servicer and Ocwen may from time to time enter into one or more subservicing supplements in form and substance as the parties may mutually agree to (each a “Subservicing Supplement”), pursuant to which Servicer will engage Ocwen to act as subservicer with respect to the Mortgage Loans relating to the Subject Servicing Agreements specified in such Subservicing Supplement on the terms set forth in this Agreement, as modified or supplemented by such Subservicing Supplement. The parties agree that, to the extent the terms of any Subservicing Supplement are inconsistent with any term of this Agreement, the terms of such Subservicing Supplement shall control with respect to the related Subject Servicing Agreements and Mortgage Loans.

2.2 Servicing Transfer Procedures. Servicer and Ocwen each covenant and agree to follow the Servicing Transfer Procedures set forth in each related Subservicing Supplement in all material respects and take all steps necessary or appropriate to effectuate and evidence the transfer of the subservicing of the related Mortgage Loans to Ocwen in accordance therewith. Servicer shall deliver to Ocwen the Mortgage Loan Schedule relating to a Subservicing Supplement on the related Servicing Transfer Date(s).

2.3 Subservicing. Except as otherwise specifically provided in this Agreement or the related Subservicing Supplement, Ocwen covenants and agrees to service and administer each Mortgage Loan related to a Subject Servicing Agreement from and after the related Servicing Transfer Date until the related Subservicing Termination Date in accordance with Applicable Law, the terms of the related Mortgage Loan Documents and any applicable private mortgage insurance or pool insurance, the standards, requirements, guidelines, procedures, restrictions and

Master Subservicing Agreement

provisions of the related Subject Servicing Agreement and Underlying Documents governing the duties of Servicer thereunder and/or any subservicer thereunder, and this Agreement and the related Subservicing Supplement. Except as otherwise specifically provided in this Agreement or the related Subservicing Supplement, Ocwen shall be responsible for performing all of the duties and obligations of Servicer and its subservicers under each Subject Servicing Agreement and related Underlying Documents, and Ocwen shall at all times meet any standards and fulfill any requirements applicable to Servicer or its subservicer under each Subject Servicing Agreement. Without limiting the foregoing, Ocwen covenants and agrees that it shall perform its obligations pursuant to this Agreement and each Subservicing Supplement in a manner that will not cause the termination of Servicer as servicer under any Subject Servicing Agreement, including a termination based on Ocwen’s management of delinquency or loss performance with respect to Mortgage Loans related to such Subject Servicing Agreement, other than as a result of a breach by Servicer of a Servicer Retained Obligation with respect to such Subject Servicing Agreement (unless such breach of a Servicer Retained Obligation resulted directly or indirectly from an act or omission of Ocwen). The parties acknowledge and agree that any termination of Servicer as servicer with respect to a Subject Servicing Agreement pursuant to a delinquency or loss performance trigger or for any other reason other than as a result of a breach by Servicer of a Servicer Retained Obligation with respect to such Subject Servicing Agreement shall be deemed to be the result of a breach by Ocwen of its obligations under this Agreement and the related Subservicing Supplement. In the event of a conflict between a Subject Servicing Agreement and this Agreement and the related Subservicing Supplement, the Subject Servicing Agreement shall control.

2.4 Servicer Retained Obligations. The parties acknowledge and agree that Servicer shall retain the obligation to perform certain Servicer Retained Obligations with respect to each Subject Servicing Agreement as further described in this Agreement and in the related Subservicing Supplement, and Ocwen shall not have any rights or obligations with respect to the Servicer Retained Obligations. Unless otherwise agreed in a Subservicing Supplement with respect to a Subject Servicing Agreement, Servicer shall be responsible for:

(a) establishing and maintaining the Custodial Accounts and Escrow Accounts for each Subject Servicing Agreement in accordance with the provisions of such Subject Servicing Agreement. Servicer shall retain the right to direct the investment of amounts in any Custodial Account or Escrow Account and the right to receive and retain any investment income earned on any amounts or deposit in such Custodial Accounts and Escrow Accounts and shall retain any obligation to reimburse such accounts for investment losses in each case subject to the terms of the related Subject Servicing Agreement, the related Mortgage Loan Documents and Applicable Law.

(b) funding any P&I Advances required under the terms of the Subject Servicing Agreements, as determined by Ocwen and set forth in the applicable Monthly Remittance Report, and depositing any such P&I Advances into either the applicable Custodial Account or other applicable account held by the related trustee, master servicer, securities administrator, or trust administrator, as the case may be, in accordance with the requirements of the related Subject Servicing Agreement (which may be done directly by Servicer or though an account established in connection with the related Servicing Advance Facility).

Master Subservicing Agreement

(c) funding any Corporate Advances or Escrow Advances required under the terms of the Subject Servicing Agreements, as determined by Ocwen and notified in writing to Servicer pursuant to Section 5.8, and depositing any such Corporate Advances or Escrow Advances into the applicable Escrow Account.

(d) remitting any amounts required to be remitted from the Custodial Accounts or Escrow Accounts, as determined by Ocwen and set forth in the applicable Monthly Remittance Report or notified in writing to Servicer pursuant to Section 5.8.

In addition, Servicer may from time to time designate any obligations under a Subject Servicing Agreement that are not then currently a Servicer Retained Obligation as a Servicer Retained Obligation and assume the performance of such obligations upon ten (10) Business Days prior written notice to Ocwen; provided that such designation and performance does not limit in any way Ocwen’s ability to earn and receive the Base Subservicing Fee, any Performance Fee or any Ancillary Income with respect to such Subject Servicing Agreement.

2.5 Collections from Obligors and Remittances. Ocwen shall direct the obligors on the Mortgage Loans to remit payment on the Mortgage Loans to the Clearing Account and shall within one (1) Business Day of receipt promptly deposit any amounts Ocwen receives with respect to the Mortgage Loans in the Clearing Account. Ocwen shall promptly remit all amounts received by Ocwen with respect to the Mortgage Loans to the applicable Custodial Account or Escrow Account (net of any Ancillary Income or Prepayment Interest Excess permitted to be retained by Ocwen hereunder and under the related Subservicing Supplement), but no later than the earlier of two (2) Business Days after receipt thereof or the date required pursuant to the applicable Subject Servicing Agreement; provided, that Ocwen shall, subject to the terms of the related Subject Servicing Agreement, remit any such amounts that constitute recovery of a Servicing Advance to the applicable Servicing Advance Account, if any, specified by Servicer within two (2) Business Days of receipt thereof. Ocwen shall also be responsible for making any compensating interest payments or prepayment interest shortfall payments required to be made by the Servicer with respect to the Mortgage Loans under the Subject Servicing Agreements, and shall remit any such payments to the applicable Custodial Account no less than one (1) Business Day prior to the applicable remittance date for such Subject Servicing Agreement.

2.6 Power of Attorney. Servicer shall execute and furnish Ocwen with such limited powers of attorney to execute documents on behalf of Servicer with respect to the Mortgage Loans and related Mortgaged Properties as Ocwen may reasonably request in connection with servicing the Mortgage Loans.

2.7 Servicing Practices. Ocwen shall not make any material change to its servicing practices with respect to the Mortgage Loans after the date hereof, including, any material changes to its cash collection and sweep processes and its advance policies or stop advance policies, without Servicer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Servicer shall have the right to direct Ocwen to implement reasonable changes to Ocwen’s servicing practices applicable with respect to all or a portion of the Mortgage Loans, including any changes necessary to ensure compliance with Applicable Laws or governmental programs or directions received pursuant to the applicable Subject Servicing Agreements.

Master Subservicing Agreement

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF OCWEN

Ocwen represents and warrants to Servicer as of the date hereof, the date of each Subservicing Supplement and each Servicing Transfer Date as follows:

3.1 Due Organization. Ocwen is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its property and to carry on its business as presently conducted and to enter into, deliver and perform this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Ocwen and to carry out its obligations hereunder and thereunder.

3.2 Due Authorization; Binding Effect. The execution, delivery and performance of this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Ocwen has been duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been, and upon their execution each Subservicing Supplement and all documents executed pursuant hereto and thereto by Ocwen shall be, duly executed and delivered by Ocwen, and (assuming due authorization, execution and delivery by Servicer) this Agreement constitutes, and upon their execution, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Ocwen shall constitute, the legal, valid and binding obligations of Ocwen, enforceable against Ocwen in accordance with their respective terms, subject to the Enforceability Exceptions.

3.3 No Conflicts. The execution, delivery and performance by Ocwen of this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Ocwen do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation or imposition of any Lien upon any of the assets of Ocwen under, any provision of (a) the organizational documents of Ocwen, (b) any mortgage, indenture or other agreement to which Ocwen is a party or by which Ocwen or any of its properties or assets is subject (except as would not reasonably be expected to adversely affect the ability of Ocwen to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Subservicing Supplements) or (c) any provision of any Applicable Law applicable to Ocwen or its properties or assets.

3.4 Consents. No consent of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained, effected or given by or with respect to Ocwen in connection with the execution, delivery and performance of this Agreement or any Subservicing Supplement or the consummation of the transactions contemplated hereby or thereby, except for consents, registrations, declarations and filings that have been obtained or will be obtained prior to the related Servicing Transfer Date.

3.5 Litigation. There are no actions, litigation, suits or Proceedings pending or, to Ocwen’s knowledge, threatened against Ocwen before or by any court, administrative agency, arbitrator or government body (i) with respect to this Agreement or any Subservicing

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Supplement or (ii) with respect to any other matter which if determined adversely to Ocwen would reasonably be expected to materially and adversely affect Ocwen’s ability to perform its obligations under this Agreement or any Subservicing Supplement; and Ocwen is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect Ocwen’s ability to perform its obligations under this Agreement or any Subservicing Supplement.

3.6 Licenses. Ocwen has all licenses necessary to carry on its business as now being conducted and as is contemplated by this Agreement and each Subservicing Supplement to be conducted and is duly authorized and qualified to transact, in each applicable state, any and all business contemplated by this Agreement and each Subservicing Supplement or is otherwise exempt under Applicable Law from such qualification or is otherwise not required under Applicable Law to effect such qualification.

3.7 Capacity. Ocwen has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. Ocwen does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement or in any Subservicing Supplement.

3.8 Approved Servicer. Ocwen is approved and in good standing with Fannie Mae and Freddie Mac as a servicer of mortgage loans.

3.9 Servicer Ratings. Ocwen has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P, Fitch or Moody’s at or above “Above Average,” “RPS3” and “SQ2-”, respectively.

3.10 Eligible Subservicer. Ocwen meets the eligibility requirements of a servicer and a subservicer under the terms of each Subject Servicing Agreement and Underlying Document.

3.11 HAMP. Ocwen has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with FNMA, as financial agent of the United States, which agreement is in full force and effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SERVICER

Servicer represents and warrants to Ocwen as of the date hereof, the date of each Subservicing Supplement and each Servicing Transfer Date as follows:

4.1 Due Organization. Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its property and to carry on its business as presently conducted and to enter into, deliver and perform this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Servicer and to carry out its obligations hereunder and thereunder.

4.2 Due Authorization; Binding Effect. The execution, delivery and performance of this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and

Master Subservicing Agreement

thereto by Servicer has been duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been, and upon their execution each Subservicing Supplement and all documents executed pursuant hereto and thereto by Servicer shall be, duly executed and delivered by Servicer, and (assuming due authorization, execution and delivery by Ocwen) this Agreement constitutes, and upon their execution, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Servicer shall constitute, the legal, valid and binding obligations of Servicer, enforceable against Servicer in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 No Conflicts. The execution, delivery and performance by Servicer of this Agreement, each Subservicing Supplement and all documents executed pursuant hereto and thereto by Servicer do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation or imposition of any Lien upon any of the assets of Servicer under, any provision of (a) the organizational documents of Servicer, (b) any mortgage, indenture or other agreement to which Servicer is a party or by which Servicer or any of its properties or assets is subject (except as would not reasonably be expected to adversely affect the ability of Servicer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Subservicing Supplements) or (c) any provision of any Applicable Law applicable to Servicer or its properties or assets.

4.4 Consents. No consent of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained, effected or given by or with respect to Servicer in connection with the execution, delivery and performance of this Agreement or any Subservicing Supplement or the consummation of the transactions contemplated hereby or thereby, except for consents, registrations, declarations and filings that have been obtained or will be obtained prior to the related Servicing Transfer Date.

4.5 Litigation. There are no actions, litigation, suits or Proceedings pending or, to Ocwen’s knowledge, threatened against Servicer before or by any court, administrative agency, arbitrator or government body (i) with respect to this Agreement or any Subservicing Supplement or (ii) with respect to any other matter which if determined adversely to the Servicer would reasonably be expected to materially and adversely affect Servicer’s ability to perform its obligations under this Agreement or any Subservicing Supplement; and Servicer is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect Servicer’s ability to perform its obligations under this Agreement or any Subservicing Supplement.

4.6 Licenses. Servicer has all licenses necessary to carry on its business as now being conducted and as is contemplated by this Agreement and each Subservicing Supplement to be conducted and is duly authorized and qualified to transact, in each applicable state, any and all business contemplated by this Agreement and each Subservicing Supplement or is otherwise exempt under Applicable Law from such qualification or is otherwise not required under Applicable Law to effect such qualification.

Master Subservicing Agreement

4.7 Ability to Perform. Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every one of its covenants contained in this Agreement as supplemented by the related Subservicing Supplement.

ARTICLE 5

COVENANTS

5.1 Compliance with Applicable Laws; Licenses. Ocwen will comply with all Applicable Laws in connection with the performance of its obligations under this Agreement and each Subservicing Supplement. Ocwen shall maintain all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect the ability of Ocwen to perform its obligations under this Agreement and each Subservicing Supplement.

5.2 Merger, Consolidation, Etc. Ocwen will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign organization in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, each Subservicing Supplement, each Subject Servicing Agreement or any of the Mortgage Loans, or to perform its duties under this Agreement or the Subservicing Supplements. Ocwen may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which Ocwen shall be a party, or any Person succeeding to the business of Ocwen, shall be the successor to Ocwen under this Agreement and under each Subservicing Supplement, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and shall have a tangible net worth not less than $25,000,000.

5.3 Fannie Mae/Freddie Mac. Ocwen shall not have its right to service suspended by Fannie Mae, Freddie Mac or FHA. Ocwen shall at all times meet the qualifications of a Fannie Mae, Freddie Mac or FHA seller/servicer. Ocwen shall provide Servicer with prompt written notice of any negative action by Fannie Mae. Freddie Mac or FHA regarding its right to service or its standing as an approved seller/servicer.

5.4 MERS. Ocwen shall at all times maintain its membership in the Mortgage Electronic Registration System, Inc (“MERS”).

5.5 Insurance. (a) Ocwen shall maintain, at its own expense:

(i) mortgage impairment insurance of at least what is required by Fannie Mae and Freddie Mac or by any Subject Servicing Agreement or Applicable Law, which coverage shall extend to Servicer (who shall be named as loss payee on a certificate of insurance with respect to such coverage);

(ii) professional liability/errors and omissions insurance of at least what is required by Fannie Mae and Freddie Mac or by any Subject Servicing Agreement or Applicable Law, which insurance shall protect and insure Ocwen against losses, including errors and omissions and negligent acts of such persons;

Master Subservicing Agreement

(iii) financial institution bond (crime) insurance of at least what is required by Fannie Mae and Freddie Mac or by any Subject Servicing Agreement or Applicable Law, which coverage shall extend to Servicer (who shall be named as loss payee on a certificate of insurance with respect to such coverage); and

(iv) commercial general liability, umbrella and excess insurance in the amount of $1,000,000 per occurrence and $2,000,000 general aggregate and umbrella and excess insurance of at least $10,000,000 per occurrence, in the aggregate, which coverage shall extend to Servicer (who shall be named as additional insured on a certificate of insurance with respect to such coverage).

(b) The insurance coverages under this Section 5.5 shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Servicer or its Affiliates. To the fullest extent allowed by the policies of insurance described in Section 5.5(a)(iv), Ocwen shall waive all rights of subrogation against Servicer and its Affiliates. At least annually, Ocwen shall provide certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force. The insurers selected by Ocwen shall be authorized to conduct business in the jurisdictions in which services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A- VII or shall otherwise be acceptable to Fannie Mae and Freddie Mac. In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 5.5, Ocwen shall be solely responsible to take such action. Ocwen shall provide Servicer with contemporaneous notice and with such other information as Servicer may request regarding the event.

5.6 Delegation. Ocwen may delegate any of its obligations under this Agreement or a Subservicing Supplement to a Subcontractor or Vendor that is in the business of performing such services; provided that Ocwen may not delegate any obligations identified in Item 1122(d) of Regulation AB with respect to the Mortgage Loans to any Person who is not performing such functions for Ocwen as of the date of this Agreement without the prior written consent of Servicer, which consent shall not be unreasonable withheld or delayed. Any such delegation to Subcontractor or Vendor shall be subject to the terms and conditions of this Agreement, the applicable Subservicing Supplement and the applicable Subject Servicing Agreements. Ocwen shall cause any Subcontractor or Vendor to comply with the obligations and restrictions applicable to Ocwen under this Agreement and the applicable Subservicing Supplements and shall be responsible for all obligations, services and functions performed (or not performed) by such Persons. Servicer may require Ocwen to terminate a Subcontractor or Vendor if such Person’s performance is materially deficient or Servicer has good faith doubts concerning the Person’s ability to render future performance because of the ownership, management, financial condition, business or operations. Ocwen shall ensure that any engagement of a Subcontractor or Vendor may be terminated at no cost to Servicer. Any purported assignment or transfer by Ocwen of its rights or obligations under this Agreement or any Subservicing Supplement in violation of this Section 5.6, shall be null and void and of no effect.

Master Subservicing Agreement

5.7 Access to Mortgage Servicing System. Ocwen shall provide Servicer with electronic access to Ocwen’s mortgage servicing system to view any available information with respect to the Subject Servicing Agreements and the Mortgage Loans. Ocwen shall also provide Servicer with reasonable access to Ocwen’s financial operations system to monitor Ocwen’s performance under this Agreement and the Subservicing Supplements Ocwen shall provide Servicer with the tools to create and administer log in identifications and passwords for each of its authorized users.

5.8 Servicing Reports. Ocwen shall be responsible for delivering all reports required to be delivered by Servicer pursuant to the Subject Servicing Agreements. Ocwen shall simultaneously deliver a copy of any reports delivered by Ocwen to any Person pursuant to the Subject Servicing Agreements to Servicer. Ocwen shall provide the following reports to Servicer:

(a) On or prior to each Monthly Reporting Date with respect to each Subject Servicing Agreement, the Monthly Remittance Report relating to such Subject Servicing Agreement, in electronic medium mutually acceptable to the parties, which Monthly Remittance Report shall also include with it (i) information sufficient for Servicer to determine whether a P&I Advance will have to be made with respect to any Mortgage Loan subject to such Subject Servicing Agreement and (ii) appropriate supporting information regarding the amount and nature of such P&I Advances.

(b) No later than the first Business Day of each month, the Monthly Servicing Oversight Report as to the end of the prior calendar month, in electronic medium mutually acceptable to the parties.

(c) Any other reports or information Servicer may request, to the extent that the requested information or data is reasonably available to Ocwen without undue expense or hardship.

5.9 Escrow Account. Servicer shall furnish, or shall cause to be furnished to Ocwen, access to the Escrow Accounts relating to each Subject Servicing Agreement during the term of this Agreement. Ocwen shall be entitled to withdraw funds from an Escrow Account only for the following purposes:

(a)	to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting escrow payments for the related Mortgage Loan to the extent permitted by the related Subject Servicing Agreement;

(b)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, Applicable Law or judicial or administrative ruling;

(c)	for application to restoration or repair of the Mortgaged Property in accordance with the related Subject Servicing Agreement; and

(d)	to pay any interest paid on the funds deposited in the Escrow Account to any Mortgagor, to the extent required by Applicable Law.

Master Subservicing Agreement

5.10 Notices and Financial Information. During the term of this Agreement, Ocwen will furnish, or will cause to be furnished, to Servicer:

(a) within two (2) Business Days after the occurrence of a breach by Ocwen of this Agreement or any Subservicing Supplement or any Termination Event or other event that would give Servicer the right to terminate this Agreement with respect to any Subject Servicing Agreement, notice of such event;

(b) within two (2) Business Days after Ocwen receives notice or has knowledge of any alleged breach, default or notice of default with respect to Servicer or its obligations under any Subject Servicing Agreement, notice of such event;

(c) within two (2) Business Days after Ocwen receives notice of any action by S&P, Moody’s or Fitch regarding its servicer rating;

(d) within ten (10) Business Days after Ocwen has knowledge of the institution of an Proceeding or the threatening of a Proceeding (if such Proceeding being threatened has a reasonable probability of success) by any Governmental Authority or other Person, or the enactment, issuance, promulgation or proposal by any Governmental Authority of any Applicable Law, in either case that could reasonably be expected to have a Material Adverse Effect;

(e) within thirty (30) days after Ocwen has knowledge of any litigation, administrative claim, regulatory inquiry or investigation, or media inquiry related to any of the Mortgage Loans, which Ocwen reasonably believes will result in possible negative public relations or significant liability for Servicer or Ocwen, notice of existence of same and of its recommended action;

(f) at least one (1) Business Day prior written notice of any press release, filing with the SEC or other public disclosure by Ocwen or Ocwen Financial Corporation, which disclosure could reasonably be expected to have an impact on Servicer;

(g) as soon as available, and in any event within thirty (30) days after the end of each calendar month, the unaudited consolidated balance sheet of Ocwen Financial Corporation and its subsidiaries as at the end of such month and the related unaudited consolidated statements of income of Ocwen Financial Corporation and its subsidiaries for such month and for the period from the beginning of the then current fiscal year to the end of such month;

(h) if at any time Ocwen Financial Corporation is not required, under Applicable Law, to file its Quarterly Report on Form 10-Q with the SEC, as soon as available, and in any event within sixty (60) days after the end of each calendar quarter, the unaudited consolidated balance sheets of Ocwen Financial Corporation and its subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Ocwen Financial Corporation and its subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

Master Subservicing Agreement

(i) if at any time Ocwen Financial Corporation is not required, under Applicable Law, to file its Annual Report on Form 10-K with the SEC, as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Ocwen Financial Corporation, the audited consolidated balance sheets of Ocwen Financial Corporation and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Ocwen Financial Corporation and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year;

(j) such other information as Servicer may be required to provide under any Servicing Advance Facility or as Servicer may from time to time otherwise request, to the extent that the requested information is reasonably available to Ocwen without undue expense or hardship.

5.11 Servicing Advances. Ocwen covenants and agrees that each Servicing Advance that Ocwen notifies Servicer to make pursuant this Agreement and the Subservicing Supplements (a) complies with the terms of the related Subject Servicing Agreement and Applicable Law, (b) complied with Ocwen’s advance policies and stop advance polices and procedures and did not constitute a nonrecoverable Servicing Advance (meaning not recoverable out of collections on or proceeds of the related Mortgage Loan) as of the date Ocwen notified Servicer to make such Servicing Advance and (c) is supported by customary backup documentation. Ocwen agrees to provide customary backup documentation relating to any Servicing Advance promptly upon request by Servicer.

5.12 Defaults under Subject Servicing Agreements. Ocwen covenants and agrees to use its reasonable best efforts to cure any breach or default (unless incurable by its own terms, e.g., loss and delinquency termination triggers) with respect to Servicer or its obligations under any Subject Servicing Agreement (other than a default by Servicer with respect to any of its Servicer Retained Obligations) within the timeframe for cure set forth in such Subject Servicing Agreement.

5.13 Annual Officer’s Certificate. Not later than March 15th of each calendar year commencing in 2013, Ocwen shall deliver to Servicer an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of Ocwen during the preceding year and of performance under this Agreement and each Subservicing Supplement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, Ocwen has fulfilled all of its obligations under this Agreement and each Subservicing Supplement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

5.14 Regulation AB Reporting. In accordance with the requirements set forth in each Subject Servicing Agreement, Ocwen at its own expense shall deliver to all required Persons in accordance with the deadlines and requirements set forth in each Subject Servicing Agreement, any annual statements as to compliance, independent certified public accountants reports, servicing reports, Regulation AB Sections 1122 and 1123 certifications, accountants certifications, Sarbanes Oxley Certifications and any other reports, statements or certifications as

Master Subservicing Agreement

are required to be delivered by Servicer’s subservicer pursuant to such Subject Servicing Agreement or Applicable Law. Servicer shall remain responsible for all reporting and other obligations of a “servicer” under Regulation AB and the Subject Servicing Agreements with respect to the Mortgage Loans. Ocwen shall provide Servicer with all information necessary and within Ocwen’s control for the period following the related Servicing Transfer Date in order for Servicer to comply with its Regulation AB obligations. With respect to each Subject Servicing Agreement, Ocwen shall provide to Servicer, any and all certifications reasonably requested by Servicer, including without limitation, any certifications related to Regulation AB or the Uniform Single Attestation Program for Mortgage Bankers required to comply with the terms of such Subject Servicing Agreement.

5.15 Reporting. With respect to the period that the Mortgage Loans are being serviced by Ocwen pursuant to this Agreement and the applicable Subservicing Supplement, Ocwen shall prepare promptly each report required by Applicable Law, including reports to be delivered to all governmental agencies having jurisdiction over the servicing of the Mortgage Loans and the Escrow Accounts or to the Mortgagors, shall execute such reports or, if Servicer must execute such reports, shall deliver such reports to Servicer for execution prior to the date on which such reports are due and shall file such reports with the appropriate Persons. Ocwen shall timely prepare and deliver to the appropriate Persons Internal Revenue Service forms 1098, 1099 and 1099A (or any similar replacement, amended or updated Internal Revenue Service forms) relating to any Mortgage Loan for the time period such Mortgage Loan has been serviced by Ocwen. The reports to be provided under this subsection shall cover the period through the end of the month following the termination of Ocwen as subservicer with respect to the applicable Mortgage Loan including reports to be sent to the Internal Revenue Service for the calendar year in which such termination occurs. To the extent it is an customary servicing practice, Ocwen shall promptly prepare all reports or other information required to respond to any inquiry from, or give any necessary instructions to, any mortgage insurer, provider of hazard insurance or other insurer or guarantor, taxing authority, tax service, or the Mortgagor. In addition to the foregoing, with respect to each Mortgage Loan, Ocwen shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.

5.16 Maintenance of Servicing Files. Ocwen shall maintain the servicing file with respect to each Mortgage Loan pursuant to Applicable Law and customary industry practice and shall retain any information about the Mortgage Loans which is prepared by or comes into the possession of Ocwen during the term of this Agreement (the “Servicing Information”). All rights to and interest in the Servicing Information shall immediately vest in Servicer and the servicing files and Servicing Information shall be held and maintained in trust by Ocwen. The documents comprising the servicing files and Servicing Information shall be appropriately identified from the other books and records of Ocwen and shall be appropriately marked to clearly reflect the ownership interest of Servicer.

5.17 Relationship Management and Staffing.

(a) Project Managers. Ocwen shall designate one (1) individual (“Ocwen Project Manager”) to: (A) serve as the single point of contact and accountability for Ocwen for this

Master Subservicing Agreement

Agreement and each Subservicing Supplement; (B) have day-to-day authority for undertaking to ensure that Ocwen’s performance of this Agreement and each Subservicing Supplement meets Servicer’s reasonable satisfaction; and (C) have authority to direct Ocwen in support of the foregoing. Servicer shall designate one (1) individual (“Servicer Project Manager”) to: (A) serve as the single point of contact and accountability for Servicer for this Agreement and each Subservicing Supplement; and (B) have authority to direct Servicer in support of the foregoing. Ocwen and Servicer have the right to replace the Ocwen Project Manager or Servicer Project Manager, respectively, upon prior written notice to the other party.

(b) Management Committee. Ocwen and Servicer shall establish a committee comprising two (2) individuals who are officers of Ocwen and two (2) individuals who are officers of Servicer (collectively, the “Management Committee”). During the term of this Agreement, the Management Committee shall be responsible for monitoring the performance of the services provided pursuant to this Agreement and the Subservicing Supplements, providing recommendations for improving the performance of such services and discussing potential solutions to any disputes with respect to the services. Ocwen and Servicer shall have the right to replace those of its officers who are serving on the Management Committee upon written notice to the other party.

(c) Periodic Meetings. During the term of this Agreement, unless otherwise mutually agreed upon by Ocwen and Servicer, the Management Committee shall have a telephonic meeting each quarter and a meeting in person at least once a year. Such regular meetings shall be at such times and locations as may be mutually agreed by the members of the Management Committee. The Management Committee shall discuss at any such regular meeting any topic that either Ocwen or Servicer desires to discuss at such regular meeting. In addition, during the term of this Agreement, either Ocwen or Servicer may call a special telephonic meeting of the Management Committee upon five (5) Business Days prior written notice to the other party, which notice shall set forth in reasonable detail the topics to be discussed at such special meeting.

(d) Ocwen shall assign an adequate number of personnel to the performance of Ocwen’s obligations under this Agreement and the Subservicing Supplements. Ocwen shall properly educate and train all such personnel and ensure that all such personnel are fully qualified to perform the services that they are providing and shall have passed Ocwen’s customary background check for personnel in similar positions.

5.18 Audits and Inspections. Ocwen shall provide Servicer with a copy of its independent audit reports, including SAS 70 reviews, of its data processing environment and internal controls within a reasonable time after such reports are completed, and shall make all work papers regarding such audits available as requested to the appropriate regulatory agencies, if any, having jurisdiction over Ocwen’s servicing hereunder. In addition, Ocwen will make available to Servicer for on-site review copies of any internal audit reports relating to its servicing operations. Within thirty (30) days following Servicer’s request, the parties shall meet to discuss the frequency, scope and level of detail of Ocwen’s independent audits. Ocwen shall use commercially reasonable efforts to incorporate Servicer’s comments into the requirements for its next and subsequent audits to the extent it is determined that Ocwen’s audit practices are not consistent with servicing industry practice. Servicer, its authorized representatives and

Master Subservicing Agreement

Servicer’s regulators and auditors may on five (5) Business Days notice conduct audits and reviews on Ocwen’s premises including auditing and reviewing Ocwen’s facilities, equipment, books and records (electronic or otherwise), operational systems and such other audits as may be reasonably necessary to ensure Ocwen’s compliance with the terms and conditions of this Agreement, each Subservicing Supplement, the Subject Servicing Agreements and Applicable Laws and to ensure Ocwen’s financial and operational viability with respect to the servicing under this Agreement. In addition, Ocwen will provide Servicer with the results of a security audit to be performed no less than annually. This security audit will be at no expense to Servicer and will test the compliance with the agreed-upon security standards and procedures set forth in this Agreement. Servicer will have the ability to bring in a third party (who may not be a competitor of Ocwen) or use its own staff for an independent security audit. If Servicer chooses to conduct its own security audit, it will be at Servicer’s expense.

5.19 Continuity of Business. Ocwen will maintain a disaster recovery plan in support of the services it performs for Servicer pursuant to this Agreement and each Subservicing Supplement. Ocwen’s disaster recovery plan shall include, at a minimum, procedures for back-up/restoration of operating and loan administration computer systems; procedures and third-party agreements for replacement equipment (e.g. computer equipment), and procedures and third-party agreements for off-site production facilities. Ocwen will provide Servicer information regarding its disaster recovery plan upon Servicer’s reasonable request. Ocwen agrees to annually test its disaster recovery plan to ensure compliance with this Section 5.19. If such test results identifies a material failure, Ocwen shall advise Servicer of the steps Ocwen will be taking to remedy such failure and shall notify Servicer when Ocwen has remedied such failure and retested. Ocwen will notify Servicer anytime Ocwen’s disaster recovery plan is activated. In the event of an activation of the disaster recovery plan, Ocwen shall use best efforts to provide redundancy capabilities for a majority of the critical systems within 48 hours in at least one of Ocwen’s other servicing facilities unaffected by the disaster to ensure servicing of the Mortgage Loans will be re-established within such 48 hours.

5.20 No Solicitation. From and after the related Servicing Transfer Date, Ocwen agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on Ocwen’s behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to prepay or refinance such Mortgage Loan, in whole or in part; provided, however, that Ocwen may pursue refinancing and short sales of defaulted Mortgage Loans or Mortgage Loans with respect to which default is reasonably foreseeable to the extent consistent with the related Subject Servicing Agreement. It is understood that promotions undertaken by Ocwen or any Affiliate which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 5.20.

5.21 Optional Termination or Clean Up Calls. Servicer shall exercise its rights under any optional termination or clean up call provision pursuant to a Subject Servicing Agreement upon Ocwen’s written request delivered during the period in which such Subject Servicing Agreement is subject to a Subservicing Supplement; provided that (i) Ocwen or its designee agrees to purchase, and purchases, the Mortgage Loans that are subject to such Subject Servicing Agreement at a purchase price that is at least equal to the applicable purchase price pursuant to

Master Subservicing Agreement

such Subject Servicing Agreement, (ii) the proceeds of such purchase are sufficient to reimburse all unreimbursed Servicing Advances and other amounts owed to Servicer with respect to such Subject Servicing Agreement pursuant to such Subject Servicing Agreement and (iii) Ocwen shall have paid to Servicer a redemption fee with respect to such Subject Servicing Agreement equal to the Book Value of the mortgage servicing rights related to such Subject Servicing Agreement as of the date of such optional termination or clean up call.

5.22 Access to Account Management Systems. Ocwen shall provide Servicer with access to Ocwen’s account management systems to establish and maintain any Custodial Account or Escrow Account that the Servicer desires to establish and maintain on Ocwen’s account management systems.

ARTICLE 6

EXPENSES AND COMPENSATION

6.1 Costs and Expenses. Each party hereto shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of this Agreement, any Subservicing Supplements and all documents relating thereto. Ocwen shall be required to pay all expenses incurred by it in connection with its obligations hereunder to the extent such expenses do not constitute Corporate Advances and shall not be entitled to reimbursement therefor except as specifically provided for herein or in the applicable Subject Servicing Agreement.

6.2 Subservicing Fees. With respect to each Subject Servicing Agreement, Servicer shall pay Ocwen the Base Subservicing Fee and any Performance Fee set forth in the related Subservicing Supplement. Notwithstanding any provision in this Agreement to the contrary, in the event Servicer has failed to pay Ocwen any Base Subservicing Fee or Performance Fees that are past due after ten (10) Business Days of Servicer receiving notice of such failure, Ocwen shall not be required to continue act as subservicer until such time as Servicer has fully paid such past due Base Subservicing Fee or Performance Fee; provided that Servicer shall not have notified Ocwen that it disputes the occurrence or amount of such past due Base Subservicing Fee or Performance Fee.

6.3 Ancillary Income and Prepayment Interest Excess. Ocwen shall also be entitled to retain as additional compensation any Ancillary Income and any Prepayment Interest Excess received by Ocwen with respect to the Mortgage Loans following the applicable Servicing Transfer Date (and regardless of when such amounts accrued), to the extent such Ancillary Income or Prepayment Interest Excess is permitted to be retained by Servicer pursuant to the related Subject Servicing Agreement. Ocwen shall net any such Ancillary Income and Prepayment Interest Excess received from the amounts it is required to remit to Servicer pursuant to Section 2.5.

6.4 Calculation and Payment. No later than the second Business Day following the receipt by Servicer of the Monthly Servicing Oversight Report for a calendar month, Servicer will remit to Ocwen in immediately available funds all Base Subservicing Fees and Performance Fees payable by Servicer to Ocwen for the related calendar month, along with a report showing in reasonable detail the calculation of such Base Subservicing Fees and Performance Fees

Master Subservicing Agreement

6.5 No Offset. Except as provided in Section 9.3, neither party shall have any right to offset against any amount payable hereunder or under any Subservicing Supplement or other agreement to the other party, or otherwise reduce any amount payable hereunder or under any Subservicing Supplement as a result of, any amount owing by the other party or any of its Affiliates to such party or any of its Affiliates.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality and Nonpublic Personal Information.

(a) Subject to any exceptions set forth herein, each party hereby agrees not to disclose any Confidential Information to any other Person. “Confidential Information” shall include all information of either party and/or any of its Affiliates (the “Disclosing Party”) to which the other party (the “Receiving Party”) has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, specifications, operations or systems manuals, decision processes, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Disclosing Party’s business and/or the business of any of its affiliates. Confidential Information shall also include all information of any third party to which the Disclosing Party has access and to which the Receiving Party has had or will have access, and all notes, analyses and studies prepared by the Receiving Party or any of its Representatives incorporating any of the information described in this subsection. Notwithstanding the foregoing, Servicer and Ocwen may, subject to Applicable Law, disclose Confidential Information to its directors, officers, employees, agents, attorneys, other representatives and lenders who have a reasonable need for access to such Confidential Information (each a “Permitted Recipient”), provided that prior to sharing any Confidential Information with a Permitted Recipient who is not a director, officer or employee of such party, such party shall (i) have informed such Permitted Recipient of the confidential nature of such information, and (ii) have entered into an agreement with such Permitted Recipient pursuant to which such Permitted Recipient is obligated to maintain the confidentiality of such Confidential Information in accordance with this Agreement. The party disclosing Confidential Information to a Permitted Recipient shall be liable to the other party for any action by such Permitted Recipient with respect to such Confidential Information which violates the terms of this Agreement.

(b) The Servicer Confidential Information also includes “Nonpublic Personal Information” as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) or any successor federal statute, and the rules and regulations thereunder, and personally identifiable information protected under any other applicable laws, rule or regulation of any jurisdiction relating to disclosure or use of personal information (“Privacy Laws”). For purposes of compliance with the GLB Act and Privacy Laws, Ocwen and Servicer will comply with the terms and conditions set forth in Exhibit A attached hereto.

Master Subservicing Agreement

(c) Confidential Information shall not include information that: (1) is in the public domain at the time of its use or disclosure through no fault of the Receiving Party or its Representatives; (2) was lawfully in the possession of or demonstrably known by the Receiving Party prior to its receipt from the Disclosing Party; (3) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or (4) becomes known by the Receiving Party from a third party and, to the Receiving Party’s knowledge, is not subject to an obligation of confidentiality to the Disclosing Party.

(d) If the Receiving Party is requested or required to disclose any of the Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), the Receiving Party will, to the extent not precluded by law, provide prompt notice of such Legal Requirement to the Disclosing Party so the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Disclosing Party is not successful in obtaining a protective order or other appropriate remedy and the Receiving Party is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if the Disclosing Party waives compliance with the provisions of this Agreement in writing, the Receiving Party may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement. Notwithstanding anything to the contrary, a Receiving Party may disclose the Disclosing Party’s Confidential Information as required to satisfy any request by any governmental or regulatory body.

(e) In the event that the Receiving Party learns or has reason to believe that the Disclosing Party’s Confidential Information has been disclosed or accessed by an unauthorized party, or the Receiving Party’s facilities associated with such Confidential Information has been accessed by an unauthorized party, the Receiving Party will promptly give notice of such event to the Disclosing Party and cooperate fully with the Disclosing Party or its investigator in investigating and responding to each successful or attempted security breach including allowing prompt, reasonable access to the Receiving Party’s facility by the Disclosing Party or its investigator to investigate, and make copies of such Confidential Information as provided for in this Agreement. Furthermore, in the event that the Receiving Party has access to or acquires individually identifiable information in relation to this Agreement, the following shall apply: the Receiving Party acknowledges that upon unauthorized acquisition of such individually identifiable information within the Receiving Party’s custody or control (a “Security Event”), the law may require notification to the individuals whose information was disclosed that a Security Event has occurred. The Receiving Party must notify the Disclosing Party immediately if the Receiving Party learns or has reason to believe a Security Event has occurred. The Receiving Party agrees that it will not notify the individuals until the Receiving Party first consults with the Disclosing Party and the Disclosing Party has had an opportunity to review any such notice.

(f) Upon termination or expiration of this Agreement or upon the Disclosing Party’s written request and where practicable, the Receiving Party will return to the Disclosing Party all copies of Confidential Information already in the Receiving Party’s possession or within its control. Alternatively, with the Disclosing Party’s prior written consent, the Receiving Party may destroy such Confidential Information using means to protect against unauthorized access to or use of the information, including, where appropriate, burning, shredding, or pulverizing such

Master Subservicing Agreement

information, or by taking such other means as to assure that such information may not be recoverable following its disposal. An officer of the Receiving Party will certify in writing to the Disclosing Party that all such Confidential Information has been returned, or if applicable so destroyed in accordance with this Section 7.1(f). Notwithstanding the foregoing, the Receiving Party may retain copies of such Confidential Information as required by applicable law, or, to the extent such copies are electronically stored in accordance with the Receiving Party’s email record retention policies, so long as such Confidential Information is kept confidential a required under this Agreement.

ARTICLE 8

LIABILITY AND INDEMNIFICATION

8.1 Limitation of Liability. Ocwen and any officers, employees or agents of Ocwen shall be relieved from liability for any action taken or from refraining from the taking of any action in the performance of its duties hereunder and under each Subservicing Supplement with respect to a Subject Servicing Agreement to same extent that Servicer and its officers, employees and agents would be relieved of such liability under such Subject Servicing Agreement, provided, however, that this provision shall not protect Ocwen or any such Person against any breach of its representations or warranties made herein or in the related Subservicing Supplement or failure to perform its obligations in compliance with any standard of care applicable to Servicer set forth in such Subject Servicing Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement or the related Subservicing Supplement. Ocwen and any director, officer, employee or agent of Ocwen may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Ocwen shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans and which in its opinion may involve it in any expense or liability. In such event, Ocwen shall be entitled to reimbursement of the reasonable legal expenses and costs of such action to the same extent and at the same time as Servicer under the applicable Subject Servicing Agreement, unless any such costs result from a breach of Ocwen’s representations and warranties made herein or its failure to perform its obligations in accordance with this Agreement and the applicable Subservicing Supplement.

8.2 Servicer Liability. Servicer hereby acknowledges that despite any delegation of the servicing duties hereunder to Ocwen, Servicer shall remain obligated and primarily liable under the terms of the Subject Servicing Agreements for the servicing and administration of the Mortgage Loans.

8.3 Indemnification.

(a) Ocwen shall indemnify and hold harmless Servicer and each officer, director, agent, employee or Affiliate of Servicer (each, a “Servicer Indemnified Party”) from any Loss incurred by Servicer or any such other Person (whether or not resulting from a Third Party Claim) directly or indirectly resulting from (i) a breach of any representation or warranty of Ocwen set forth in this Agreement or any Subservicing Supplement, (ii) Ocwen’s failure to observe and perform any of Ocwen’s duties, obligations, covenants or agreements contained in

Master Subservicing Agreement

this Agreement or any Subservicing Supplement; (iii) any acts or omissions by Ocwen or its employees or agents in performance of its duties or obligations pursuant to this Agreement or any Subservicing Supplement, or (iv) any willful malfeasance, bad faith, fraud or negligence of Ocwen in the performance of its duties hereunder or under any Subservicing Supplement, or the reckless disregard by Ocwen of its obligations or duties hereunder or under any Subservicing Supplement. In particular, it is agreed by the parties that if Servicer is terminated as servicer under any Subject Servicing Agreement as a result of any action described in clauses (i)—(iv) above, Ocwen shall also pay to Servicer, as reasonable and just compensation for such termination, an amount equal to Book Value of the mortgage servicing rights related to such Subject Servicing Agreement as of the date Servicer is terminated, and Servicer shall accept such sum as liquidated damages, and not as penalty, in the event of such a termination.

(b) Servicer shall indemnify and hold harmless Ocwen and each officer, director, agent, employee or Affiliate of Ocwen (each, an “Ocwen Indemnified Party”) from any Loss incurred by Ocwen or any such other Person (whether or not resulting from a Third Party Claim) directly or indirectly resulting from (i) a breach of any representation or warranty of Servicer set forth in this Agreement or any Subservicing Supplement, (ii) Servicer’s failure to observe and perform any of Servicer’s duties, obligations, covenants or agreements contained in this Agreement or any Subservicing Supplement; (iii) any acts or omissions by Servicer or its employees or agents (other than Ocwen and its agents) in performance of its duties or obligations pursuant to this Agreement or any Subservicing Supplement, or (iv) any willful malfeasance, bad faith, fraud or negligence of Servicer in the performance of its duties hereunder or under any Subservicing Supplement, or the reckless disregard by Servicer of its obligations or duties hereunder or under any Subservicing Supplement. In addition to the foregoing, Servicer agrees to cooperate in good faith and use reasonable best efforts to obtain for Ocwen’s benefit any indemnification rights under the related Subject Servicing Agreements in the event Ocwen incurs any Losses covered by such indemnification rights, including coverage for loan origination issues and servicing issues related to any prior servicer or subservicer; provided, however, that Servicer shall indemnify Ocwen for any Losses to the extent such indemnification is not available to Ocwen but is available to Servicer under such Subject Servicing Agreements, and such indemnification is not applicable to Losses suffered by Servicer.

(c) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third-Party Claim, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(d) The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding by any unaffiliated third Person (a “Third-Party Claim”) in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and

Master Subservicing Agreement

amount of such claim); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third-Party Claim, and (ii) upon notice to the Indemnified Person, at any time during the course of any such Third-Party Claim, assume the defense thereof with counsel of its own choice and, in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 8.3(e), to settle or compromise such Third-Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third-Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(e) Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (ii) of Section 8.3(d)) or the Indemnifying Person, as the case may be, of any such Third-Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Judgment had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) no obligation, restriction, Loss or admission of guilt or wrongdoing shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person.

(f) Except as specifically provided for in this Agreement or a Subservicing Supplement, no claim may be made by an Indemnified Party for any special, indirect, punitive or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated, or relationship established, by this Agreement or any Subservicing Supplement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, each of Ocwen and Servicer hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor.

8.4 Specific Performance. Notwithstanding any other provision of this Agreement or any Subservicing Supplement, (i) it is understood and agreed that the remedy of indemnity payments pursuant to Section 8.3 and other remedies at law would be inadequate in the case of any actual or threatened breach of this Agreement or a Subservicing Supplement by Ocwen and (ii) Servicer shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to such party under this Agreement and the Subservicing Supplements.

Master Subservicing Agreement

ARTICLE 9

TERMINATION AND RESIGNATION

9.1 Automatic Termination. Ocwen shall be automatically terminated as subservicer with respect to each Subject Servicing Agreement on the Schedule Termination Date for such Subject Servicing Agreement unless earlier terminated pursuant to the terms of this Agreement or the related Subservicing Supplement or renewed by mutual written agreement of the parties hereto,

9.2 Termination by Servicer. Ocwen may be terminated as subservicer with respect to a Subject Servicing Agreement:

(a) Upon Servicer’s written notice to Ocwen following a Termination Event; or

(b) At such time, following the related Servicing Transfer Date, that Servicer is no longer the servicer with respect to such Subject Servicing Agreement.

9.3 Limitation on Resignation of Ocwen. Ocwen shall not resign from the obligations and duties imposed on it pursuant to this Agreement or any Subservicing Supplement; provided that Ocwen may resign as subservicer with respect to any Subject Servicing Agreement upon sixty (60) days prior written notice to Servicer if Servicer fails to pay to Ocwen any Base Subservicing Fee or Performance Fee with respect to such Subject Servicing Agreement that is required to be paid pursuant to the terms of this Agreement or the applicable Subservicing Supplement, which failure continues unremedied for a period of ten (10) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given by Ocwen to Servicer. No such resignation shall become effective until a successor servicer or subservicer shall have agreed to act as servicer or subservicer with respect to such Subject Servicing Agreement. Notwithstanding any provision in this Agreement to the contrary, in the event Servicer has failed to pay Ocwen any Base Subservicing Fee or Performance Fees that are past due after ten (10) Business Days of Servicer receiving notice of such failure, Ocwen may retain such fees from amounts otherwise payable to Servicer as part of its servicing compensation under the related Subject Servicing Agreements; provided that Servicer shall not have notified Ocwen that it disputes the occurrence or amount of such past due Base Subservicing Fee or Performance Fee.

9.4 Transfer upon Termination. In the event that Ocwen is terminated or resigns as subservicer with respect to any Subject Servicing Agreement pursuant to this Agreement or the related Subservicing Supplement, Ocwen shall cooperate fully with Servicer and with any party designated as the successor servicer or subservicer in transferring the servicing to such successor servicer or subservicer at Ocwen’s own expense or, in the event of resignation pursuant to Section 9.3, at Servicer’s expense. On or before the date upon which servicing is transferred from Ocwen to any successor servicer or subservicer with respect to a Subject Servicing Agreement (the “Subservicing Termination Date”), Ocwen shall undertake all steps necessary or appropriate to transfer, and shall transfer, the servicing of the related Mortgage Loan(s) to any successor servicer or subservicer, including, without limitation, (i) preparing, executing and delivering any and all necessary or appropriate documents and other instruments (including any

Master Subservicing Agreement

assignments of mortgage), (ii) preparing and delivering appropriate notification and transfer letters (including any notifications with MERS and transferring any applicable tax or flood certification contracts), (iii) delivering the related servicing files and other Servicing Information, and (iv) creating and delivering to Servicer or its designee any reasonably requested electronic data with respect to the related Mortgage Loans. Ocwen shall reimburse Servicer for any legal expenses incurred by Servicer to enforce the foregoing obligations of Ocwen. Until the transfer of servicing is complete, Ocwen shall continue to perform under the terms and conditions of this Agreement and the applicable Subservicing Supplement with respect to such Subject Servicing Agreement.

9.5 Survival. All covenants, agreements, representations and warranties made herein or in a Subservicing Supplement shall survive the execution and delivery of this Agreement and each Subservicing Supplement without limitation as to time. Notwithstanding anything to the contrary in this Agreement or any Subservicing Supplement, the provisions of Section 5.14, Section 5.15, Article 8, Section 9.4 and Article 10 shall survive the termination of this Agreement or any Subservicing Supplement.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) when received, if given in person, by courier or by a national overnight delivery service, return receipt requested, (b) five Business Days after deposit in the United States mail if delivered by registered or certified mail, return receipt requested, or (c) on the date of transmission, if sent by facsimile transmission or email transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and, if not so sent on such a day and at such a time, at 10:00 a.m. on the following Business Day, provided that a copy is mailed by registered or certified mail, return receipt requested, in each case to the appropriate addresses, facsimile number or email address set forth below:

(i)	If to Ocwen, addressed as follows:

Ocwen Loan Servicing, LLC

1661 Worthington Road, Suite 100

West Palm Beach, FL 33409

Attention: Secretary

Telecopy Number: (561) 682-8177

Confirmation Number: (561) 682-8887

(ii)	If to Servicer, addressed as follows:

HLSS Holdings, LLC

2002 Sumit Boulevard, Sixth Floor

Atlanta, GA 30319

Master Subservicing Agreement

Attention: General Counsel

Telecopy Number: (770) 644-7420

Confirmation Number: (561) 682-7130

or to such other individual or address as a party hereto may designate for itself by notice given as provided in this Section.

10.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person shall include such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity shall exclude such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits shall refer to those portions of this Agreement unless otherwise specified. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. References to “dollars” or “$” shall mean United States dollars. References to the average unpaid principal balance of Mortgage Loans during a calendar month shall mean the average aggregate unpaid principal balance of such Mortgage Loans during such calendar month. Reference to any statute or statutory provision shall include any consolidation, reenactment, amendment, modification or replacement of the same and any subordinate legislation in force under the same from time to time. Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

10.3 Exhibits and Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

10.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings, both written and oral, between the parties relating to the subject matter hereof.

10.5 Amendment; Waiver. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a

Master Subservicing Agreement

similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

10.7 Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER OR BY ANY OTHER MANNER IN ACCORDANCE WITH LAW; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.8 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

10.9 No Strict Construction. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent and that no rule of strict construction is to be applied against either party. The parties and their respective counsel have reviewed and negotiated the terms of this Agreement.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such

Master Subservicing Agreement

invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and there shall be deemed substituted for such term or provision at issue a valid, legal and enforceable term or provision as similar as possible to the term or provision at issue. If any term or provision of this Agreement is so broad as to be unenforceable, the term or provision shall be interpreted to be only so broad as is enforceable.

10.11 Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

10.12 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of Ocwen shall be rendered by it as an independent contractor and not as an agent of Servicer. Ocwen is not the agent of Servicer, and shall not hold itself out as Servicer’s agent. Ocwen shall not have the right to contract on behalf of Servicer or present itself to the public as acting on behalf of Servicer, other than as expressly set forth in this Agreement or a Subservicing Supplement.

10.13 Reproduction of Documents. This Agreement and all documents relating thereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.14 Further Agreements. Each party hereto shall execute and deliver in a reasonable timeframe such reasonable and appropriate additional documents, instruments or agreements and take such reasonable actions as may be necessary or appropriate to effectuate the purposes of this Agreement.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Master Subservicing Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Master Subservicing Agreement to be executed and delivered as of the date first above written.

HLSS HOLDINGS, LLC

By: Home Loan Servicing Solutions, Ltd., its sole member

By:	/s/ William C. Erbey
Name:	William C. Erbey
Title:	Chief Executive Officer

OCWEN LOAN SERVICING, LLC

By:	/s/ Ronald M. Faris
Name:	Ronald M. Faris
Title:	President, CEO and Secretary

Master Subservicing Agreement

EXHIBIT A

COMPLIANCE WITH GRAMM-LEACH-BLILEY AND PRIVACY LAWS

For purposes of compliance with (i) Title V of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) or any successor federal statute to the GLB Act, and the rules and regulations thereunder, all as may be amended or supplemented from time to time and (ii) any other applicable laws concerning Personal Information (“Privacy Laws”), each of Servicer and Ocwen represents, warrants and covenants that:

• it will process, use, maintain and disclose Personal Information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the Agreement, the relevant Subject Servicing Agreements, such party’s then applicable privacy policies, the GLB Act, and the Privacy Laws;

• it will not disclose any Personal Information to any third party (including to the subject of such information) or any Representative who does not have a need to know such Personal Information;

• it will use the same care and discretion as Servicer uses and in no event less than a reasonable standard of care to hold and maintain Personal Information confidential;

• has implemented and will maintain an appropriate written information security program, the terms of which shall meet or exceed the requirements for financial institutions under the Interagency Guidelines Establishing Standards for Safeguarding Customer Information (12 CFR Parts 30, 170, 208 225 and 364), to (a) ensure the security and confidentiality of all information provided to it by Servicer, including Personal Information (collectively, the “information”), (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing, (c) prevent unauthorized access to, use or disclosure of the information and (d) ensure proper disposal of the information;

• it will ensure Personal Information is stored and transmitted in an encrypted format, and use commercially reasonable encryption key management, including storing and transmitting encryption keys separately from the Personal Information and other data being transmitted;

• it will immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any information by it or any of its Representatives in breach of this Exhibit, (b) any disclosure of any information to it or its Representatives where the purpose of such disclosure is not known, (c) any request for disclosure or inquiry regarding the information from a third party, (d) any Security Event involving Personal Information and (e) any change in applicable law that is likely to have a substantial adverse effect on its ability to comply with this Exhibit;

• it will not, and will ensure that its Representatives do not, break, bypass, or circumvent, or attempt to break, bypass or circumvent, any security system of either party or its respective Affiliates, to obtain, or attempt to obtain, access to any Personal Information or other Confidential Information;

• it will cooperate with the other party and the relevant supervisory authority in the event of litigation or a regulatory inquiry concerning the information and shall abide by the advice of the relevant supervisory authority with regard to the processing of such information;

• it will enter into further agreements as reasonably requested by the other party to comply with law from time to time;

• it has no reason to believe that any applicable law will prevent it from fulfilling its obligations under this Exhibit;

• at Servicer’s direction at any time, and in any event upon any termination or expiration of the Agreement, Ocwen will immediately return to Servicer any or all information and will destroy all records of such information, and under no circumstances shall Ocwen withhold from Servicer any Personal Information; and

• it will cause its Representatives to act in accordance with this Exhibit.

Upon Servicer’s request and at the expense and direction of Servicer, Ocwen shall promptly, within 3 Business Days of Servicer’s request, allow Servicer to access and copy (by forensic imaging or other process at Servicer’s election) all Personal Information (or such portions as may be specified by Servicer), in Ocwen’s possession or under its control, in an industry standard format, including logs or other electronically stored information concerning Personal Information or access thereto, and using such media as Servicer directs.

Upon request, Ocwen shall provide Servicer with a complete daily backup of all Personal Information, in electronic form, and transmit such backup to the data storage facility specified by Servicer.

Servicer reserves the right to review Ocwen’s policies and procedures used to maintain the security and confidentiality of information, including auditing Ocwen and its Representatives concerning such policies and procedures. The provisions of this Exhibit supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement or the Subject Servicing Agreements. Any exclusion from the definition of Confidential Information contained in the Agreement or Subject Servicing Agreements will not apply to Personal Information.

“PERSONAL INFORMATION” MEANS: (I) PERSONALLY IDENTIFIABLE INFORMATION ABOUT OR RELATING TO ANY MORTGAGOR OR OTHER OBLIGOR ON A MORTGAGE LOAN, FORMER, CURRENT OR PROSPECTIVE CLIENTS (OR REPRESENTATIVES OF CLIENTS), EMPLOYEE OF SERVICER, OCWEN OR ANY OTHER PARTY WITH RESPECT TO WHOM SERVICER OR OCWEN MAINTAINS INFORMATION, IN EACH CASE, WHICH SERVICER OR OCWEN RECEIVES OR OTHERWISE HAS ACCESS TO (THE “COVERED PARTIES”); AND (II) ANY LIST, DESCRIPTION, OR OTHER GROUPING OF INFORMATION OF COVERED PARTIES (AND PUBLICLY AVAILABLE INFORMATION PERTAINING TO THEM) THAT IS DERIVED USING ANY PERSONALLY IDENTIFIABLE INFORMATION.

“REPRESENTATIVES” MEANS EACH PARTY’S OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS, ATTORNEYS, ACCOUNTANTS, AGENTS AND INDEPENDENT SUBCONTRACTORS (AND THEIR EMPLOYEES) AND OTHER REPRESENTATIVES. AS BETWEEN SERVICER AND OCWEN, ALL PERSONAL INFORMATION IS AND SHALL REMAIN THE EXCLUSIVE PROPERTY OF THE SERVICER.